Exhibit 10.1

June 10, 2021

Mark Ruport

3900 Paseo Del Sol

Santa Fe, New Mexico 87507

Re: Amended and Restated Employment Agreement

Dear Mr. Ruport,

This letter agreement (this “Agreement”) confirms the principal terms of our agreement, as set forth below, with respect to your employment by Sigma Labs, Inc. (the “Company”). This Agreement is retroactive to January 1, 2021 (the “Effective Date”).

1. Original Agreement: The Company currently employs you pursuant to that certain employment agreement effective as of December 3, 2019 by and between the Company and you (the “Original Agreement”). All terms herein supersede the Original Agreement as of the Effective Date, except that this Agreement does not amend, terminate, supersede or otherwise affect any outstanding stock options or stock appreciation rights held by you, which shall remain outstanding in accordance with the terms of the respective stock option agreements and stock appreciation rights evidencing such awards.

2. Employment; Title; Duties: Effective as of the Effective Date, the Company shall employ you, and you shall serve, as the Company’s President and Chief Executive Officer. You understand that your duties as President and Chief Executive Officer may change from time to time during the Term (as herewith defined) in the discretion of the Board, but such duties shall be consistent with the duties customarily assigned to the offices of president and chief executive officer of a company substantially comparable as of the Effective Date to the Company. You shall perform faithfully, diligently and to the best of your ability all of your duties and responsibilities hereunder in accordance with the policies established by and under the direction of the Board. Subject to the direction and supervision of the Board, you shall have such corporate power and authority as shall reasonably be required to enable you to discharge your duties under this Agreement. Your services hereunder shall be rendered primarily at the Company’s principal executive offices and at your current home office in Colorado, except for travel when and as required in the performance of your duties hereunder. For as long as you serve as the Chief Executive Officer, you will serve on the Board of Directors of the Company. The duration of your employment is hereafter referred to as the “Term.”

3. At-Will Employment; Termination: The Company has the right to terminate your employment at any time, with or without cause and for any reason, subject to Section 5. You have the right to terminate your employment at any time and for any reason. You are employed by the Company “at will,” and this letter does not provide you with any right to continue in the employment of the Company for any minimum or specified period. Except as specifically provided in this letter, the Company shall have no obligation to make any compensation, severance or other payments to you, or to provide any other benefits to you, after the date of the termination of your employment for any reason.

Notwithstanding anything else contained in this Agreement, your employment hereunder will terminate upon the earliest to occur of the following:

(i) Death. Immediately upon your death;

(ii) Termination by the Company.

(1) If because of Disability (as defined below), then upon written notice by the Company to you that your employment is being terminated as a result of your Disability, which termination shall be effective on the date of such notice;

(2) If for Cause, then upon written notice to you by the Company that states that your employment is being terminated for Cause (as defined below) and sets forth the specific alleged Cause for termination and the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board; or

(3) If without Cause (i.e., for reasons other than Section 3(ii)(1) or 3(ii)(2)), then upon written notice by the Company to you that your employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board; or

(iii) Termination by You. Upon written notice by you to the Company that you are terminating your employment, which termination shall be effective immediately after the date of such notice.

4. Compensation:

(a) Base Salary: During the Term, the Company shall pay to you an annual base salary (the “Base Salary”) of $250,000, payable in regular installments in accordance with the Company’s customary payroll practices for employees. If you are entitled to receive Base Salary for any period that is less than one calendar month, the Base Salary for such period shall be computed by prorating the annual Base Salary over such period based upon the actual number of days therein. The Base Salary shall not be subject to decrease but may be increased in the discretion of the Company’s Compensation Committee based on annual or special case assessments of your performance and other factors. All payments shall be made in accordance with the Company’s payroll practices. The Company may deduct and withhold from your compensation under this agreement any amounts of money required to be deducted or withheld by the Company under any or all applicable local, state or federal laws.

(b) Benefits: During your Employment, you shall be entitled to receive all benefits under any and all deferred compensation plans, retirement plans, life, disability, health, accident and other insurance programs, automobile allowances, and similar employee benefit plans and programs, sick leave, vacation time and paid time off (if any) that the Company elects in its sole discretion to provide from time to time to its other executive officers (collectively referred to herein as the “Benefits”). However, we reserve the right to terminate, reduce or otherwise amend any or all of the Benefits from time to time to the extent allowed by law, so long as such action applies generally to all of our executive officers. Except as otherwise required by applicable law with respect to continued “COBRA” group health care coverage and except as expressly required by the terms of the Company’s life, disability, health, accident and other insurance programs and similar employee benefit plans and programs, your right to receive Benefits shall terminate upon the termination of your Employment for any reason, except as otherwise provided herein. You shall be eligible to earn additional options to purchase shares of the Company’s common stock and additional shares of the Company’s common stock under the Company’s incentive plans. You shall also be eligible to receive additional grants of stock appreciation rights from time to time. However, the decision to grant any such stock appreciation rights, and the amount and terms thereof, shall be in the sole and absolute discretion of the Compensation Committee.

(c) Expense Reimbursement: The Company will reimburse you for ordinary and necessary expenses incurred in the performance of your duties, provided that such expenses are reasonable and are accounted for in accordance with the Company’s usual policies. Additionally, you will be entitled to travel business class on any flights for Company business purposes longer than 3 hours, as well as a monthly allowance of $800 to lease an automobile for your commute from Colorado Springs to Santa Fe.

(d) Compensation Incentives: The Company shall formulate a set of short-term and long-term metrics to assist in measuring your performance and set certain compensation awards based on such performance (“Incentives”).

(e) Discretionary Bonus: During the term of your employment, you shall be eligible to receive one or more bonuses (“Discretionary Bonuses”) relating to each fiscal year in recognition of your achievement of individual and Company goals established by the Board of Directors from time to time. However, the decision to provide any Discretionary Bonuses and the amount and terms of any Discretionary Bonuses, including the payment of cash, the issuance of equity in the Company, or a combination of both, shall be in the sole and absolute discretion of the Board of Directors.

5. Severance Compensation.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of your Base Salary that has accrued prior to any termination of your employment with the Company and has not yet been paid; (ii) to the extent required by law and the Company’s policy, an amount equal to the value of your accrued unused vacation days, if applicable; and (iii) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. Your entitlement to any other compensation or benefit under any plan or policy of the Company, including but not limited to applicable option and other equity incentive plans, shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.

(b) Termination for Cause or By You. If your employment hereunder is terminated either by the Company for Cause (as defined below), or by you, the Company will pay the Accrued Obligations to you within seven (7) days following the effective date of such termination or such earlier date required by applicable law and shall have no further obligations to you hereunder. “Cause” means that you have (i) been grossly negligent in the performance of your duties to the Company; (ii) been convicted of, or pleaded guilty or nolo contendre, to a felony; (iii) committed a criminal act relating to your employment or the Company involving, in the good faith judgment of the Board, fraud, or theft, but excluding any conviction which results solely from your title or position with the Company and is not based on your personal conduct; (iv) breached any material provision of this Agreement or of any nondisclosure agreement between you and the Company, as all of the foregoing may be amended prospectively from time to time; or (v) intentionally breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time.

(c) Termination By the Company Without Cause, By You as a Result of Your Death or Disability, or After Change in Control. If your employment hereunder is terminated by the Company without Cause, by the Company within the twelve (12) month period following a Change in Control, or if your employment terminates as a result of your death or in the event that the Board of Directors determines that you are unable to perform your duties as the Company’s Chief Executive Officer due to an accident, illness or other event or condition which physically or mentally incapacitates you for a period of at least 45 consecutive days (“Disability”), then: (i) the Company will pay the Accrued Obligations; (ii) the Company will pay you or your heirs a total amount equal to twelve (12) months of your then current Base Salary, less applicable taxes and deductions; such payment to be made within thirty days (30) days after termination of your employment, provided that you deliver to the Company your executed copy of the General Release of All Claims in the form attached as Exhibit A (the “Release”); (iii) any and all unvested stock options and stock appreciation rights granted to you by the Company shall vest in full, effective on the date of the Company’s receipt from you of the executed Release, and, if applicable, shall thereafter be immediately exercisable by you or your heirs; and (iv) whether one or more Incentives have been satisfied shall be determined on an annualized basis by the Board in good faith, and if such annualized determination satisfies an applicable Incentive, you shall be entitled to a pro-rata portion of the applicable Incentive as determined by the Board, calculated based on the date of the termination of your employment in relation to the applicable Incentive period. As used herein, the term “Change in Control” shall mean (i) a merger or consolidation of the Company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary), whereby any Person or Persons acting in concert acquire(s) more than 50% of the outstanding stock of the Company, (ii) a sale of all or substantially all of the assets of the Company, or (iii) a purchase or other acquisition of more than 50% of the outstanding stock of the Company by one Person or by more than one Person acting in concert if the primary purpose is not to obtain financing for the Company (as used herein, the term “Person” shall mean an individual, partnership, limited liability company, trust, estate, association, corporation, or any other legal entity).

(d) Release of Claims. Except in case of death or Disability, the Company shall not be obligated to provide you any of the compensation, benefits or equity-related acceleration set forth in Section 5(c), other than Accrued Obligations, until you have (i) executed and delivered to the Company the Release and (ii) resigned from the Board, if so requested by the Company.

(e) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 5 shall be the sole amounts owing to you as separation pay upon termination of your employment. You shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits, except as may otherwise be set forth in this Agreement or other Company plan documents or award agreements with respect to plans in which you are a participant.

6. Confidential Information. You shall at no time, either during your employment or after the termination of your employment for any reason, use or disclose to any person, directly or indirectly, any confidential or proprietary information concerning the business of the Company, including, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or customer list, except to the extent that such use or disclosure is (1) necessary to the performance of your employment during the period that you are so employed, (2) required by applicable law or regulation or an order of a court of competent jurisdiction, or (3) authorized in writing by the Company’s Board of Directors. The prohibition that is contained in the preceding sentence shall not apply to any information that is or becomes generally available to the public other than through a disclosure by you or by a person acting in concert with you. Within five days after the termination of your employment, you shall return to the Company all memoranda, notes and other documents in your possession or control that relate to the confidential information of the Company. You understand that nothing in this Section 6 shall be construed to prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Upon the Company’s request, you agree to execute and deliver to the Company any form of confidentiality agreement that the Company requires generally from its employees.

7. Company Property: You agree that all designs, lists, books, files, reports, correspondence, computer databases and files, records, supplies, services, computers, postage, telephones and other property and materials (“Company Materials”) used by, prepared for or by, or made available to you while you are employed with the Company, shall be and shall remain the property of the Company. Upon termination of your employment with the Company, all Company Materials shall be returned immediately to the Company, and you shall not make or retain any copies thereof.

8. Inventions/Work Product:

(a) Work Product: You acknowledge and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by you individually or jointly with others during the period of your employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b) Work Made for Hire; Assignment: You acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained herein shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this agreement.

(c) Further Assurances; Power of Attorney. During and after your employment, you agree to reasonably cooperate with the Company to (1) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world, and (2) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. You hereby irrevocably grant the Company a power of attorney to execute and deliver any such documents on your behalf in your name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if you do not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by your subsequent incapacity.

9. Notices: Any notice, consent, request or other communications made or given in connection with this agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by postage prepaid to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To the Company:

Frank Orzechowski

Chief Financial Officer

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, NM 87507

To you:

Mark Ruport

10. Entire Agreement: This agreement (and any separate confidentiality agreements that may be entered into between the Company and you) constitutes the entire agreement of the Company and you relating to the terms and conditions of your Employment and supersedes all prior oral and written understandings and agreements relating to such subject matter.

11. Amendment and Termination: This agreement may be amended or terminated only pursuant to a writing executed by an authorized officer of the Company and you.

12. Section 409A.

(a) This Agreement is intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be interpreted and administered to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, you and the Company agree to amend this Agreement, if necessary, in order to avoid, if practicable, the imposition of any taxes, interest or penalties under Section 409A and in a manner to preserve the economic benefits of this Agreement from your perspective. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse Section 409A tax consequences to you under any such provision. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

(b) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with you “separation from service” within the meaning of Section 409A is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the earlier of (a) the six-month anniversary of the termination your employment or (b) your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13. Section 280G. In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”)), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either (i) in full or (ii) as to the maximum value of such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax such that the Company shall receive the greater, on an after-tax basis, of (i) or (ii) above. All mathematical determinations and all determinations of whether any of the Total Payments are parachute payments that are required to be made under this Section 13 shall be made by a reputable independent audit firm experienced in such matters (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you. Unless you consent in writing, the Accountants may not be an audit firm that is then providing services in any capacity to any person or entity that is acquiring the Company. Such determinations shall be made by the Accountants using reasonable good faith interpretations of the Code. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 13.

14. Arbitration: Any dispute or controversy arising under this agreement relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy (each, a “Disputed Matter”), shall be determined and settled by arbitration in Santa Fe, New Mexico pursuant to the Rules of the American Arbitration Association in effect at the time the Disputed Matter arises. Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief in any court of competent jurisdiction.

15. Governing Law: This agreement shall be governed by and construed in accordance with Nevada law. In the event that any terms or provisions of this agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof. In the event of any judicial, arbitral or other proceeding between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled, in addition to all other relief, to reasonable attorneys’ fees and expenses and court costs.

If the foregoing terms are acceptable, please sign below and return this letter to me.

Sigma Labs, Inc.		Employee

By	/s/ Salvatore Battinelli	By	/s/ Mark Ruport
Name	Salvatore Battinelli	Name	Mark Ruport
Title	Chairman of Compensation Committee

Exhibit A

Form of General Release

This General Release of all Claims (this “Agreement”) is entered into on _________, 20__, by and between Sigma Labs, Inc., a Nevada corporation (the “Company”), and Mark Ruport (the “Executive”).

In accordance with Section 5 of the Amended and Restated Employment Agreement by and between the Company and the Executive, effective as of January 1, 2021 (the “Employment Agreement”), in consideration of the compensation and benefits to which the Executive is entitled pursuant to Section 5 of the Employment Agreement subject to the execution and non-revocation of this Agreement, the Executive agrees as follows:

1. Executive’s General Release and Waiver of Claims. In consideration of the terms and provisions of this Agreement, the Executive hereby, generally and unconditionally, relieves, releases, remises, acquits, and forever discharges the Company and its officers, directors, agents, and representatives (collectively, the “Released Company Parties”) of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses, penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative, or equitable in nature, or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that the Executive now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against any of the Released Company Parties arising out of or in connection with the Executive’s employment under the Employment Agreement.

The release set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by the Executive or which could have been asserted by the Executive in connection with the Executive’s employment relationship with the Company, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to the Executive in connection with his employment and relationship with, or termination of employment from, any of the Released Company Parties, including, without limitation, any claims based on, related to or arising from federal, state or local laws (including, but not limited to, the Age Discrimination in Employment Act, the Nevada Labor Code, the New Mexico Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act) that prohibit employment discrimination on the basis of race, national origin, religion, age, gender, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or of any other form of discrimination, or from laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace or from any common law claims of any kind, including, without limitation, contract, tort or property rights including, but not limited to, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights or claims arising under the Employment Retirement Income Security Act of 1974 (“ERISA”) or pertaining to ERISA regulated benefits (all collectively defined as the “Released Executive Claims”).

The Executive expressly waives all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows: “When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury or the same wrongful death: (a) It does not discharge any of the other tortfeasors from liability for the injury or wrongful death unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater; and (b) It discharges the tortfeasor to whom it is given from all liability for contribution and for equitable indemnity to any other tortfeasor.” This release includes, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time he signs this Agreement.

The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967. The Executive also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled. The Executive further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:

(a)	his waiver and release does not apply to any rights or claims that may arise after the date of their execution of this Agreement;

(b)	he should consult with an attorney prior to executing this Agreement;

(c)	he has at least twenty-one (21) days to consider whether to sign this Agreement (although he may, by his own voluntary choice, execute this Agreement earlier);

(d)	he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(e)	any revocation must be in writing, must be postmarked or personally delivered within this seven (7) day period to the Company’s attorneys, TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, CA 90067, and must state, “I hereby revoke my acceptance of the Agreement”; and

(f)	this Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

2. Assumption of Risk Regarding Released Claims. The Executive acknowledges that there is a risk that, after execution of this Agreement, he may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon or are related to any facts underlying the Released Executive Claims, which had they been known or more fully understood, may have affected his decision to execute this Agreement as it currently is written. The Executive knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Agreement and the general release set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the Executive, by entering into this Agreement, to settle and release fully, finally and forever all Released Executive Claims, and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Executive’s employment relationship with the Company, and the termination thereof. In furtherance of the parties’ intention, the release given within this Agreement shall be and remain in effect as a full and complete release and discharge of the Released Executive Claims, and of any related matters notwithstanding the discovery by the Executive of the existence of any additional or different claims or the facts relative to any such claims.